Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of F&G Annuities & Life, Inc. for the registration of the securities listed therein and to the incorporation by reference therein of our report dated February 29, 2024, with respect to the consolidated financial statements of F&G Annuities & Life, Inc.,  and the effectiveness of internal control over financial reporting of F&G Annuities & Life, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Des Moines, Iowa
October 1, 2024